Exhibit 99.1

           PERRIGO COMPANY REPORTS FISCAL YEAR 2006 FINANCIAL RESULTS

     ALLEGAN, Mich., Aug. 9 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for the full year and fourth quarter ended July 1, 2006.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                             Fourth Quarter                   Fiscal Year
                     -----------------------------   -----------------------------
                          2006            2005            2006            2005
                     -------------   -------------   -------------   -------------
Sales                $     355,069   $     324,538   $   1,366,821   $   1,024,098
Net (Loss)/Income    $      12,262   $      (6,963)  $      71,400   $    (352,983)
Diluted EPS          $        0.13   $       (0.07)  $        0.76   $       (4.57)
Diluted Shares              94,004          93,480          94,105          77,313

    The acquisition of Agis Industries was completed on March 17, 2005. Agis was first included in the consolidated balance sheet as of March 26, 2005 and operating results were first included in the quarter ended June 25, 2005.

    David T. Gibbons, Chairman, President and Chief Executive Officer of Perrigo Company commented on the results. "The fourth quarter was a strong finish to a very challenging year. Our Consumer Healthcare segment has continued to work through the changing market dynamics of the Cough/Cold category brought on by the regulatory changes that now restrict the sale of pseudoephedrine as an active ingredient in OTC products. We are focused on bringing many reformulated Cough/Cold products to our customers' shelves. On a positive note, new product sales of $77 million made fiscal year 2006 Perrigo Consumer Healthcare's best new product year ever." Mr. Gibbons added, "We were very pleased with the stronger than anticipated results from our Rx and API businesses. Our strategy to broaden our business portfolio helped us deliver value in the face of some significant market challenges in fiscal year 2006."

    Fiscal Year 2006

    Sales for the 12 months ended July 1, 2006 were $1,366.8 million, compared with $1,024.1 million last year, an increase of 33 percent, largely reflecting the addition of Agis' product sales. Reported net income for the 12 months was $71.4 million, or $0.76 per share. In fiscal year 2005, the Company reported a net loss of $353.0 million, or $4.57 per share, which included charges primarily associated with the Agis acquisition. The following is a summary of the non-recurring charges included in fiscal years 2006 and 2005:

                                                      2006       2005
                                                    --------   --------
*  Restructuring                                    $    5.7   $    4.1
*  Inventory step-up                                     3.7       18.2
*  Gain on sale of equity investment                    (2.9)
*  Write-off of in-process research & development                 386.8
*  Acquisition costs                                                3.6
*  Class action lawsuit                                             2.9
                                                    $    6.5   $  415.6

    Excluding the impact of the charges noted above, adjusted net income for fiscal 2006 was $77.8 million, or $0.83 per share. For fiscal year 2005 adjusted net income was $62.6 million, or $0.81 per share.

    (Refer to Table II at the end of this press release for additional non-GAAP disclosure information.)

    Fiscal Fourth Quarter

    In the fiscal year 2006 fourth quarter, sales were $355.1 million, an increase of $30.6 million, or nine percent, compared with $324.5 million last year. Reported net income was $12.3 million, or $0.13 per share, compared with a net loss of $7.0 million, or $0.07 per share a year ago. In the fourth quarter of fiscal year 2005, the Company recorded charges primarily associated with the acquisitions. These non-recurring charges, as well as one recorded in the fourth quarter of 2006, are summarized below:

                                                      2006       2005
                                                    --------   --------
*  Restructuring                                    $    5.7
*  Inventory step-up                                           $   18.2
*  Write-off of in-process R&D                                     (1.8)
*  Acquisition costs                                                0.6
*  Class action lawsuit                                             2.9
                                                    $    5.7   $   19.9

    Adjusted net income excluding these items above was $17.9 million, or $0.19 per share, compared with net income of $13.0 million, or $0.14 per share a year ago.

    (Refer to Table II at the end of this press release for additional non-GAAP disclosure information.)

    Consumer Healthcare

    Consumer Healthcare segment sales for fiscal year 2006 were $994.2 million, an increase of seven percent, compared with $933.3 million last year. A sales decline of $90 million in pseudoephedrine-based cough and cold products was offset by incremental topical OTC product sales of $42 million related to the Agis acquisition and $77 million in new product sales. Reported operating income was $78.8 million compared with $86.6 million last year. Adjusted operating income was $88.0 million compared with $98.3 million last year.

    Consumer Healthcare sales in the fourth quarter were $258.3 million, an increase of 10 percent compared with $234.3 million last year. Reported operating income was $13.6 million, compared with $12.9 million a year ago. Adjusted operating income was $22.5 million, compared with $18.3 million a year ago.

    Mr. Gibbons stated, "Strong fourth quarter results in the analgesics, smoking cessation and vitamin categories pushed sales higher. A positive response to summer promotional programs along with the sales of some pseudoephedrine replacement products contributed to the gain. Throughout the year, we have continued to concentrate on new product development and our ability to expand our store brand offerings. This year's successful expansion of the smoking cessation category is an example of this focus."

    Consumer Healthcare Restructuring

    As part of the on-going evaluation of ways to improve asset performance and continue to build on the opportunities for efficiency created through the acquisition of Agis, the Company announced in the fourth quarter its plans to close manufacturing plants in Montague and Holland, Michigan. Profitable product lines from these plants will be transferred to plants in Allegan, Michigan and The Bronx, New York.

    The Company recorded an after-tax restructuring charge of $5.7 million, or $0.06 per share in the fourth quarter related primarily to asset impairments of these plants. The Company also anticipates it will incur a one-time cost of approximately $3 million in fiscal year 2007 related to the process of completing these closures.

    Rx Pharmaceutical

    The Rx Pharmaceutical segment reported sales of $120.9 million in fiscal year 2006, compared with $32.6 million a year ago. Reported operating income was $16.6 million, which included a pre-tax charge of $2.8 million for a product recall, compared with an operating loss of $10.7 million last year. Excluding inventory step-up charges, the adjusted operating loss last year was $5.1 million.

    In the fiscal year 2006 fourth quarter, sales were $33.0 million, including $5.2 million in non-product revenue, compared with $32.0 million a year ago. Reported operating income was $3.2 million compared with an operating loss last year of $5.2 million. Excluding the inventory step-up charges, adjusted operating income was $0.4 million last year.

    API

    Fiscal year 2006 sales for the API segment were $110.7 million compared with $23.4 million in fiscal year 2005. Sales in the current year included $4.0 million in non-product revenues. Reported operating income was $25.9 million compared with a reported operating loss of $7.2 million last year. Excluding inventory step-up charges, adjusted operating income was $27.7 million in fiscal 2006 and $5.4 million in fiscal 2005.

    Fourth quarter sales were $26.8 million, an increase of 15 percent compared with $23.4 million in 2005. Reported operating income was $4.8 million compared with an operating loss of $7.2 million last year. Excluding inventory step-up charges, adjusted operating income last year was $5.4 million.

    Other

    The Other category, consisting of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, recorded sales of $140.9 million compared with $34.8 million a year ago. Reported operating income was $3.5 million compared with an operating loss of $4.6 million last year. Excluding inventory step-up charges, the segment had adjusted operating income of $6.2 million in fiscal year 2006 and an adjusted operating loss of $0.2 million in fiscal year 2005.

    In the fourth quarter, sales were $37.0 million compared with $34.8 million a year ago. Reported operating income was $2.6 million compared with an operating loss of $4.6 million last year. For the prior year, the adjusted operating loss was $0.2 million.

    For fiscal year 2006, unallocated expenses were $13.5 million, consisting of corporate costs of $10.8 million and integration costs of $2.7 million. In the fourth quarter, unallocated expenses were $3.4 million, primarily corporate costs.

    Outlook

    Mr. Gibbons looks forward to fiscal year 2007. "We believe that the worst of the pseudoephedrine transition is behind us and we are prepared to bring many new replacement products to customers' shelves for this coming season. Fiscal year 2007 should be better than 2006 for Consumer Healthcare although the cough/cold category will not be back to fiscal year 2005 levels. Perrigo Consumer Healthcare will have another solid new product year led by the smoking cessation category. The positive impact on operating margins of our new product launches will be tempered somewhat by higher research and development spending and by our on-going investments in quality systems and infrastructure to continually improve customer service levels. Consumer Healthcare sales are expected to grow 3% to 4%, exceeding $1 billion for the first time. We anticipate that operating income, excluding $3 million of restructuring costs, should be between $98 to $104 million."

    Mr. Gibbons added, "In our Rx and API businesses, fiscal year 2007 will be a somewhat unusual year in that new products will not contribute significantly to our results. Fiscal year 2007 will also see increased pricing and margin pressure in the marketplace on some of our existing, core products. At the same time, investment for new product research and development will increase next year with a focus on complex, high-barrier niche products that will be key to our future growth in this business. We realize that concentrating more effort on these types of products represents longer time-to-market, but we believe that these products will drive higher earnings growth over the long term. Sales for the Rx Pharmaceuticals, API and Other Israeli businesses are forecasted to increase 6% in fiscal year 2007 to approximately $400 million. We estimate that fiscal year 2007 operating income should be between $45 to $49 million, a year-over-year decline on an operating basis."

    Mr. Gibbons concluded, "Our fiscal year 2007 earnings guidance on an operating basis is expected to be in the range of $0.86 to $0.91 per share excluding $0.02 per share of restructuring costs."

    Perrigo will host a conference call to discuss fourth quarter and fiscal year 2006 results at 10 a.m. (ET) Wednesday, Aug. 9. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com or by phone 866-425-6193, International 973-935-2981. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Wednesday, Aug. 9 until midnight Monday, Aug. 28. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 7689466.

    The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico and Germany. Visit Perrigo on the Internet (http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 33 - 41 of the Company's Form 10-K for the year ended June 25, 2005, as well as the Company's subsequent filings with the Securities and Exchange Commission, for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                       Fiscal Year
                                       ------------------------------------------
                                           2006           2005           2004
                                       ------------   ------------   ------------
Net sales                              $  1,366,821   $  1,024,098   $    898,204
Cost of sales                               969,080        763,709        630,240
Gross profit                                397,741        260,389        267,964

Operating expenses
  Distribution                               27,334         18,680         15,154
  Research and development                   52,293         38,419         27,721
  Selling and administration                197,936        140,581        122,193
      Subtotal                              277,563        197,680        165,068
  Write-off of in-process
   research and development                       -        386,800              -
  Restructuring                               8,846          6,382              -
      Total                                 286,409        590,862        165,068

Operating income (loss)                     111,332       (330,473)       102,896
Interest, net                                15,207          1,976         (1,018)
Other income, net                            (9,810)        (1,756)        (2,069)

Income (loss) before income taxes           105,935       (330,693)       105,983
Income tax expense                           34,535         22,290         25,416

Net income (loss)                      $     71,400   $   (352,983)  $     80,567

Earnings (loss) per share
  Basic                                $       0.77   $      (4.57)  $       1.15
  Diluted                              $       0.76   $      (4.57)  $       1.11

Weighted average shares outstanding
  Basic                                      92,875         77,313         70,206
  Diluted                                    94,105         77,313         72,289

Dividends declared per share           $      0.168   $      0.155   $       0.13

                                 PERRIGO COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                July 1,        June 25,
                                                 2006           2005
                                             ------------   ------------
Assets
Current assets
  Cash and cash equivalents                  $     19,018   $     16,707
  Investment securities                            26,733         17,761
  Accounts receivable                             240,130        210,308
  Inventories                                     302,941        272,980
  Current deferred income taxes                    52,058         55,987
  Prepaid expenses and other current
   assets                                          16,298         35,064
      Total current assets                        657,178        608,807

Property and equipment
  Land                                             30,724         14,638
  Buildings                                       228,714        231,402
  Machinery and equipment                         347,469        340,266
                                                  606,907        586,306
  Less accumulated depreciation                   287,549        262,505
                                                  319,358        323,801

Restricted cash                                   400,000        400,000
Goodwill                                          152,183        150,293
Other intangible assets                           132,426        147,967
Non-current deferred income taxes                  43,143         26,964
Other non-current assets                           46,336         47,144
                                             $  1,750,624   $  1,704,976

Liabilities and shareholders' equity
Current liabilities
  Accounts payable                           $    179,740   $    142,789
  Notes payable                                    20,081         25,345
  Payroll and related taxes                        54,153         42,326
  Accrued customer programs                        49,534         41,666
  Accrued liabilities                              45,335         57,532
  Accrued income taxes                             14,132         21,225
  Current deferred income taxes                     8,456          9,659
      Total current liabilities                   371,431        340,542

Non-current liabilities
  Long-term debt                                  621,717        656,128
  Non-current deferred income taxes                81,923         74,379
  Other non-current liabilities                    34,809         43,090
      Total non-current liabilities               738,449        773,597

Shareholders' equity
  Preferred stock, without par
   value, 10,000 shares authorized                      -              -
  Common stock, without par value,
   200,000 shares authorized                      516,098        527,748
  Accumulated other comprehensive
   income (loss)                                    3,593         (1,687)
  Retained earnings                               121,053         64,776
      Total shareholders' equity                  640,744        590,837
                                             $  1,750,624   $  1,704,976

Supplemental Disclosures of Balance
 Sheet Information
  Allowance for doubtful accounts            $     11,178   $     10,370
  Allowance for inventory                    $     42,509   $     38,095
  Working capital                            $    285,747   $    268,265
  Preferred stock, shares issued                        -              -
  Common stock, shares issued                      92,922         93,903

                                 PERRIGO COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Fiscal Year
                                             ------------------------------------------
                                                 2006           2005           2004
                                             ------------   ------------   ------------
Cash Flows (For) From Operating Activities
  Net income (loss)                          $     71,400   $   (352,983)  $     80,567
  Adjustments to derive cash flows
    Write-off of in-process
     research and development                           -        386,800              -
    Depreciation and amortization                  56,604         34,813         28,452
    Asset impairment                                7,783          3,232              -
    Share-based compensation                        9,485          8,056          5,560
    Deferred income taxes                          (5,804)        (9,834)         3,366
    Acquisition related expenses
     incurred by acquiree                               -        (10,002)             -
  Sub-total                                       139,468         60,082        117,945

  Changes in operating assets and
   liabilities, net of a business
   acquisition and a restructuring
    Accounts receivable                           (31,085)       (16,903)         4,075
    Inventories                                   (31,681)        40,528         (6,168)
    Accounts payable                               38,312         (6,736)        10,891
    Payroll and related taxes                      12,173        (21,515)         1,072
    Accrued income taxes                          (10,277)         9,932         (5,552)
    Accrued customer programs                       7,868          7,966          2,483
    Accrued liabilities                           (14,476)         8,820          3,567
    Other                                          16,229         (4,530)        (9,786)
  Sub-total                                       (12,937)        17,562            582
    Net cash from operating activities            126,531         77,644        118,527

Cash Flows (For) From Investing
 Activities
  Purchase of securities                          (60,773)      (157,353)      (191,339)
  Proceeds from sales of securities                51,492        334,465        111,115
  Issuance of note receivable                      (3,000)             -              -
  Additions to property and
   equipment                                      (36,427)       (26,824)       (28,294)
  Acquisition of assets                                 -         (5,562)             -
  Acquisition of a business, net of cash                -       (381,570)       (12,061)
  Acquisition-related dividends                         -        (12,574)             -
  Increase in restricted cash                           -       (400,000)             -
  Investment in equity subsidiaries                     -              -         (2,000)
    Net cash for investing activities             (48,708)      (649,418)      (122,579)

Cash Flows (For) From Financing
 Activities
  Borrowings (repayments) of short-term
   debt, net                                       (5,287)         6,421            702
  Borrowings of long-term debt                     60,000        648,000              -
  Repayments of long-term debt                    (95,000)       (63,000)             -
  Increase in deferred debt issue costs                 -           (959)             -
  Tax effect of stock transactions                   (861)           650          1,725
  Issuance of common stock                          8,056          7,031         11,083
  Repurchase of common stock                      (28,330)        (3,021)        (2,766)
  Cash dividends                                  (15,613)       (11,935)        (9,136)
  Other                                                 -              -           (128)
    Net cash from (for)
     financing activities                         (77,035)       583,187          1,480

    Net increase (decrease) in
     cash and cash equivalents                        788         11,413         (2,572)
Cash and cash equivalents, at
 beginning of period                               16,707          8,392         10,392
Effect of exchange rate changes on cash             1,523         (3,098)           572
Cash and cash equivalents, at end of
 period                                      $     19,018   $     16,707   $      8,392

Supplemental Disclosures of Cash Flow
 Information
  Cash paid/received during the year for:
    Interest paid                            $     34,741   $      5,248   $        591
    Interest received                        $     21,464   $      7,038   $      1,586
    Income taxes paid                        $     47,133   $     23,433   $     31,402
    Income taxes refunded                    $      7,939   $      4,407   $        323

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                         Fourth Quarter                     Fiscal Year
                                ------------------------------    ------------------------------
                                     2006             2005             2006             2005
                                -------------    -------------    -------------    -------------
Segment Sales
  Consumer Healthcare           $     258,315    $     234,287    $     994,231    $     933,280
  Rx Pharmaceuticals                   32,965           31,998          120,941           32,565
  API                                  26,810           23,412          110,713           23,412
  Other                                36,979           34,841          140,936           34,841
      Total                     $     355,069    $     324,538    $   1,366,821    $   1,024,098

Segment Operating Income
 (Loss)
  Consumer Healthcare           $      13,647    $      12,862    $      78,844    $      86,570
  Rx Pharmaceuticals                    3,179           (5,155)          16,575          (10,692)
  API                                   4,840           (7,164)          25,939           (7,164)
  Other                                 2,640           (4,590)           3,517           (4,590)
  Unallocated expenses                 (3,367)          (2,237)         (13,543)          (2,237)
  Write-off of in process R&D               -            1,800                -         (386,800)
  Acquisition and integration
   costs                                    -             (935)               -           (5,560)
      Total                     $      20,939    $      (5,419)   $     111,332    $    (330,473)

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                 Fourth Quarter                    Fiscal Year
                                         -----------------------------    ------------------------------
                                              2006            2005             2006             2005
                                         -------------   -------------    -------------    -------------
Reported gross profit                    $     107,977   $      65,659    $     397,741    $     260,389
  Inventory step-up                                  -          23,392            4,762           23,392
Adjusted gross profit                    $     107,977   $      89,051    $     402,503          283,781

Reported operating income (loss)         $      20,939   $      (5,419)   $     111,332         (330,473)
  Inventory step-up                                  -          23,392            4,762           23,392
  Settlements - Class action
   lawsuit / FTC                                     -           4,500                -            4,500
  Restructuring                                  8,846               -            8,846            6,382
  Write-off of in-process R&D                        -          (1,800)               -          386,800
  Acquisition costs                                  -             935                -            5,560
Adjusted operating income                $      29,785   $      21,608    $     124,940           96,161

Reported net income (loss)               $      12,262   $      (6,963)   $      71,400         (352,983)
  Inventory step-up (1)                              -          18,246            3,714           18,246
  Class action lawsuit (2) (4)                       -           2,880                -            2,880
  Restructuring                                  5,661               -            5,661            4,084
  Write-off of in-process R&D (3)                    -          (1,800)               -          386,800
  Acquisition costs (2)                              -             598                -            3,558
  Gain on sale of equity method
   investment (5)                                    -               -           (2,939)               -
Adjusted net income                      $      17,923   $      12,961    $      77,836           62,585

Diluted earnings (loss) per share
  Reported                               $        0.13   $       (0.07)   $        0.76    $       (4.57)
  Adjusted                               $        0.19   $        0.14    $        0.83    $        0.81

Diluted weighted average shares
 outstanding                                    94,004          93,480           94,105           77,313

(1)  Net of taxes at 22%
(2)  Net of taxes at 36%
(3) Write-off of in-process research and development is a permanent difference for tax purposes and thus is not tax effected
(4) Fiscal 2004 FTC settlement includes $1,000 of non-deductible expenses that are not tax effected
(5)  Net of taxes at 37%

                               REPORTABLE SEGMENTS
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                 Fourth Quarter                Year-To-Date
                                          ---------------------------   ---------------------------
                                              2006           2005           2006           2005
                                          ------------   ------------   ------------   ------------
Consumer Healthcare
Reported gross profit                     $     68,203   $     53,871   $    250,741   $    248,369
  Inventory step-up                                  -            897            318            897
Adjusted gross profit                     $     68,203   $     54,768   $    251,059   $    249,266

Reported operating income                 $     13,647   $     12,862   $     78,844   $     86,570
  Inventory step-up                                  -            897            318            897
  Settlements - Class action
   lawsuit / FTC                                     -          4,500              -          4,500
  Restructuring                                  8,846              -          8,846          6,382
Adjusted operating income                 $     22,493   $     18,259   $     88,008   $     98,349

Rx Pharmaceuticals
Reported gross profit                     $     14,923   $      6,588   $     49,684   $      6,820
  Inventory step-up                                  -          5,546              -          5,546
Adjusted gross profit                     $     14,923   $     12,134   $     49,684   $     12,366

Reported operating income (loss)          $      3,179   $     (5,155)  $     16,575   $    (10,692)
  Inventory step-up                                  -          5,546              -          5,546
Adjusted operating income (loss)          $      3,179   $        391   $     16,575   $     (5,146)

API
Reported gross profit (loss)              $     11,149   $     (2,379)  $     50,260   $     (2,379)
  Inventory step-up                                  -         12,542          1,747         12,542
Adjusted gross profit                     $     11,149   $     10,163   $     52,007   $     10,163

Reported operating income (loss)          $      4,840   $     (7,164)  $     25,939   $     (7,164)
  Inventory step-up                                  -         12,542          1,747         12,542
Adjusted operating income                 $      4,840   $      5,378   $     27,686   $      5,378

Other
Reported gross profit                     $     13,702   $      7,579   $     47,056   $      7,579
  Inventory step-up                                  -          4,407          2,697          4,407
Adjusted gross profit                     $     13,702   $     11,986   $     49,753   $     11,986

Reported operating income (loss)          $      2,640   $     (4,590)  $      3,517   $     (4,590)
  Inventory step-up                                  -          4,407          2,697          4,407
Adjusted operating income
 (loss)                                   $      2,640   $       (183)  $      6,214   $       (183)

Unallocated
Reported operating loss                   $     (3,367)  $     (1,372)  $    (13,543)  $   (394,597)
  Write-off of in-process R&D                        -         (1,800)             -        386,800
  Acquisition costs                                  -            935              -          5,560
Adjusted operating loss                   $    (3,367)   $     (2,237)  $    (13,543)  $     (2,237)

SOURCE  Perrigo Company
    -0-                             08/09/2006
    /CONTACT: Arthur J. Shannon, Vice President, Investor Relations and Communication, +1-269-686-1709, ajshannon@perrigo.com or Ernest J. Schenk, Manager, Investor Relations and Communication, +1-269-673-9212, eschenk@perrigo.com , both of Perrigo Company/
    /First Call Analyst: /
    /FCMN Contact: phooker@perrigo.com /
    /Web site:  http://www.perrigo.com /
    (PRGO)